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                                                                 Exhibit (16)

                              MAP-EQUITY FUND

          SCHEDULE FOR COMPUTATION OF AVERAGE ANNUAL TOTAL RETURN
               For one year period ended December 31, 1996:



                         Net                                        Ending
          Distribution   Asset    Initial      Shares     Shares    Redeemable
Date      Rate           Value    Investment   Received   Owned     Value
----      ------------   -----    ----------   --------   ------    ----------
12/29/95                 $19.36   $952.50       49.199    49.199

08/22/96  $0.23          $20.96                  0.540    49.739

11/25/96  $2.84          $20.37                  6.935    56.674

12/31/96  $0.15          $20.66                  0.411    57.085    $1,179.38


     Initial deposit of $1,000 less the 4.75% sales load of $47.50 equals an initial investment of $952.50. This table shows the initial investment with Dividends and Capital Gains reinvested at the Net Asset Value on the payable date.

     Total Return Formula:
                              n
                     P (1 + T)  = ERV

                                  1
                    $1,000 (1 + T)  = $1,179.38

                     T = 17.94


     Where:    P =  a hypothetical initial payment (of $1,000) invested
                    on 12/30/94.

               T = average annual total return assuming reinvestment of dividend and capital gains distributions.

               n =  number of years.

             ERV =  ending redeemable value.